                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT

                             DATED DECEMBER 17, 1999

                                      AMONG

                              HEADHUNTER.NET, INC.,

                                GEORGE SCHOLOMITE

                                       AND

                          CHICAGO COMPUTER GUIDE, INC.

                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----

1.       Basic Transaction.......................................................................................    1
         1A.      Purchase and Sale of the Assets................................................................    1
         1B.      Purchased Assets...............................................................................    1
         1C.      Assumed Contracts..............................................................................    2
         1D.      Purchase Price.................................................................................    2
         1E.      Revenue Calculation; Budget....................................................................    2
         1F.      The Closing....................................................................................    3

2.       Conditions of the Purchaser's Obligation at the Closing.................................................    3
         2A.      Representations and Warranties; Covenants......................................................    3
         2B.      Employment and Consulting Agreements...........................................................    3
         2C.      Opinion of the Seller's Counsel................................................................    3
         2D.      Closing Documents..............................................................................    3
         2E.      Proceedings....................................................................................    4
         2F.      No Proceedings.................................................................................    4
         2G.      Waiver.........................................................................................    4

3.       Representations and Warranties of the Sellers...........................................................    4
         3A.      Organization, Corporate Power and Licenses.....................................................    4
         3B.      Authorization; No Breach.......................................................................    4
         3C.      Brokerage......................................................................................    5
         3D.      The Purchased Assets...........................................................................    5
         3E.      Subsidiaries; Investments......................................................................    5
         3F.      Financial Statements...........................................................................    5
         3G.      Absence of Undisclosed Liabilities.............................................................    6
         3H.      No Material Adverse Change.....................................................................    6
         3I.      Absence of Certain Developments................................................................    6
         3J.      Tax Matters....................................................................................    8
         3K.      Contracts and Commitments......................................................................    8
         3L.      Intellectual Property Rights...................................................................   10
         3M.      Litigation, etc................................................................................   11
         3N.      Governmental Consent, etc......................................................................   11
         3O.      Insurance......................................................................................   12
         3P.      Employees......................................................................................   12
         3Q.      ERISA..........................................................................................   12
         3R.      Compliance with Laws...........................................................................   13
         3S.      Affiliated Transactions........................................................................   13
         3T.      Disclosure.....................................................................................   13
         3U.      Closing Date...................................................................................   13

4.       Representations and Warranties of the Purchaser.........................................................   13

         4A.      Organization, Corporate Power and Licenses.....................................................   14
         4B.      Authorization; No Breach.......................................................................   14
         4C.      Brokerage......................................................................................   14
         4D.      Financial Statements...........................................................................   14
         4E.      Authorization and Issuance of Shares...........................................................   14
         4F.      Closing Date...................................................................................   15

5.       Definitions.............................................................................................   15
         5A.      Definitions....................................................................................   15

6.       Miscellaneous...........................................................................................   17
         6A.      Indemnification................................................................................   17
         6B.      Remedies.......................................................................................   18
         6C.      The Sellers' Investment Representations........................................................   18
         6D.      Consent to Amendments..........................................................................   19
         6E.      Survival of Representations and Warranties.....................................................   19
         6F.      Non-Solicitation; Non-Disclosure...............................................................   20
         6G.      Non-Competition................................................................................   20
         6H.      Protection of Confidential Information.........................................................   20
         6I.      Successors and Assigns.........................................................................   21
         6J.      Severability...................................................................................   21
         6K.      Counterparts...................................................................................   21
         6L.      Descriptive Headings; Interpretation...........................................................   21
         6M.      GOVERNING LAW..................................................................................   21
         6N.      Notices........................................................................................   22

                               PURCHASE AGREEMENT

         THIS AGREEMENT (this "Agreement") is made as of December 17, 1999, between HeadHunter.NET, Inc., a Georgia corporation (the "Purchaser"), George Scholomite ("Scholomite") and Chicago Computer Guide, Inc., an Illinois corporation owned in its entirety by Scholomite ("CCG" and together with Scholomite, the "Sellers") and relates to the purchase by the Purchaser from the Sellers of substantially all the assets of All In One Submit, an unincorporated business owned by CCG (the "Business"). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 5 hereof.

         The parties hereto agree as follows:

         Section 1.        Basic Transaction.

         1A.      Purchase and Sale of the Assets. At the Closing, the Sellers
shall sell to the Purchaser and, subject to the terms and conditions set forth herein, the Purchaser shall purchase from the Sellers, the Purchased Assets, free and clear of all liens, claims and encumbrances, for the consideration set forth in Section 1D below. Purchaser shall not assume any liabilities of the Business other than obligations explicitly assumed in connection with the assumption of any Assumed Contracts, which obligations shall not include payment for any services rendered to, or goods sold to, the Sellers or the Business prior to the Closing.

         1B.      Purchased Assets. "Purchased Assets" means all right, title, and interest in and to all of the assets constituting the Business, including all of its (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (including but not limited to machinery, computer equipment, inventories of materials and supplies, furniture and automobiles), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, security interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables accruing to the extent billed or due on or after the Closing Date (as defined below), (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and (i) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; provided, however, that the Purchased Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books,

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stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of CCG as a corporation or (ii) any of the rights of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and the Purchaser on the other hand entered into on or after the date of this Agreement).

         1C.      Assumed Contracts. "Assumed Contracts" means the contracts set forth on the attached "Assumed Contracts Schedule."

         1D.      Purchase Price. The "Purchase Price" for the Purchased Assets
shall be a maximum of $300,000 plus a maximum of 100,000 shares of the Purchaser's common stock (the "Shares"), which Shares have not been and shall not be registered under the Securities Act and shall not be the subject of any registration or repurchase rights. The Purchase Price shall be payable to the Sellers as follows:

         (i)      $250,000 shall be paid to CCG at the Closing;

         (ii) 25,000 Shares shall be issued to CCG at Closing (together with the payment set forth in clause (i) above, the "Initial Payment");

         (iii) $50,000 shall be paid to CCG on the tenth day following the second full calendar month after the Closing if the Business has generated at least $30,000 in Revenue in each of November and December 1999; and

         (iv) up to 75,000 additional Shares shall be issued to CCG within 45 days after the end of the 2000 calendar year based on the Revenue generated by the Business in calendar 2000 as follows:


     CALENDAR 2000 REVENUE                    NUMBER OF SHARES
     ---------------------                    ----------------

           > or = $600,000                            75,000

           > or = $400,000                            60,000

           > or = $250,000                            35,000

                < $250,000                                 0

                  Share amounts shall not be prorated.

         1E.      Revenue Calculation; Budget. Each of the Sellers hereby
acknowledges and agrees that after the Closing Date, the Purchaser shall be in control of the Business and may make whatever business decisions it sees fit with respect to the operation of the Business. Without limiting the foregoing, each of the Sellers hereby acknowledges and agrees (i) that the function of the Business within the Purchaser's business organization is to generate Revenue in a manner

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consistent with the Business' historical past practice, and that any revenue generated that is not so consistent shall be excluded from calculation of Revenue for purposes of Section 1D; and (ii) that the attached "Calendar 2000 Budget" (which may be amended from time to time as agreed to in writing by the Purchaser and Scholomite) represents the only corporate resources (including funds for the payment of expenses and intercompany charges) that will be made available to the Business for the purpose of generating revenue or otherwise and that limitations imposed as a result of such budget may adversely affect the Business' ability to generate Revenue. Scholomite hereby agrees to operate the Business going forward in a manner consistent with past practice and within the budget set forth on the attached "Calendar 2000 Budget."

         1F.      The Closing. The closing (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois at 10:00 a.m. on December __, 1999, or at such other place or on such other date as may be mutually agreeable to the Purchaser and the Sellers (the "Closing Date").

         Section 2. Conditions of the Parties' Obligations at the Closing.

         2A.      Conditions of the Purchaser's Obligations. The obligation of the Purchaser to purchase and pay for the Purchased Assets at the Closing is subject to the satisfaction as of the Closing of the following conditions:

         (1) Representations and Warranties; Covenants. The representations and warranties contained in Section 3 hereof shall be true and correct at and as of the Closing as though then made, and the Sellers shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

         (2) Employment and Consulting Agreements. Each of Scholomite and Daniel Beaulieu shall have entered into an Employment Agreement and a Consulting Agreement, respectively, with the Purchaser, each in form and substance reasonably satisfactory to the Purchaser, and such agreements shall not have been amended or modified and shall be in full force and effect as of the Closing.

         (3) Closing Documents. The Sellers shall have delivered to Purchaser all of the following documents:

         (a) an Officer's Certificate, dated the date of the Closing, stating that the conditions specified in this Section 2A have been fully satisfied;

         (b) certified copies of (i) the resolutions duly adopted by CCG's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated by this Agreement and (ii) the resolutions duly adopted by CCG's stockholders authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated by this Agreement;

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         (c)      certified copies of CCG's Certificate of Incorporation and bylaws, each as in effect at the Closing;

         (d) all assignments and other instruments of sale, conveyance or transfer required in connection with the consummation of the transactions contemplated hereby; and

         (e) copies of any third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder.

         (4) Proceedings. All corporate and other proceedings taken or required to be taken by the Sellers and Purchaser in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its special counsel.

         (5) No Proceedings. No action, suit or proceeding shall be pending or threatened before any court or administrative agency seeking the prevent or adversely affect the consummation of the transactions contemplated hereby.

         (6) Waiver. Any condition specified in this Section 2A may be waived if consented to by Purchaser in writing.

         2B.      Conditions of the Sellers' Obligations. The obligation of the
Seller to sell the Purchased Assets at the Closing is subject to the satisfaction as of the Closing of the following conditions:

         (1) Representations and Warranties; Covenants. The representations and warranties contained in Section 4 hereof shall be true and correct at and as of the Closing as though then made, and the Purchaser shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

         (2) Employment Agreement. The Purchaser shall have entered into an Employment Agreement with the Scholomite in form and substance reasonably satisfactory to the Sellers, and such agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

         (3) Closing Documents. The Purchaser shall have delivered to Sellers all of the following documents:

         (a) an Officer's Certificate, dated the date of the Closing, stating that the conditions specified in this Section 2B have been fully satisfied;


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         (b)      a certified copy of the resolutions duly adopted by
Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated by this Agreement;

         (c) certified copies of the Purchaser's Certificate of Incorporation and bylaws, each as in effect at the Closing.

         (4) Proceedings. All corporate and other proceedings taken or required to be taken by the Sellers and Purchaser in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Sellers and their special counsel.

         (5) No Proceedings. No action, suit or proceeding shall be pending or threatened before any court or administrative agency seeking the prevent or adversely affect the consummation of the transactions contemplated hereby.

         (6) Waiver. Any condition specified in this Section 2B may be waived if consented to by Sellers in writing.

         Section 3.        Representations and Warranties of the Sellers.

         3A.      Organization, Corporate Power and Licenses. CCG is a
corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. CCG possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement. Scholomite is a United States citizen and owns, beneficially and of record, all of the outstanding capital stock of CCG.

         3B.      Authorization; No Breach. The execution, delivery and
performance of this Agreement and all other agreements contemplated hereby to which CCG is a party have been duly authorized by CCG. This Agreement and all other agreements contemplated hereby to which any Seller is a party each constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms. The execution and delivery by each Seller of this Agreement, and all other agreements contemplated hereby to which any Seller is a party and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon CCG's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or bylaws of CCG, or any law, statute, rule or regulation to which any Seller is subject, or any agreement, instrument, order, judgment or decree to which any Seller is subject.

         3C.      Brokerage. There are no claims for brokerage commissions,
finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Seller, other than arrangements with Stephen Schramke, which shall be paid in their entirety by the Sellers. The Sellers shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

         3D.      The Purchased Assets. The attached "Assets Schedule" sets
forth a list of all of the Purchased Assets. CCG owns the Purchased Assets free and clear of any Liens, purchase rights, contracts, commitments, equities, claims and demands. No Seller is a party to any purchase right or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of any assets of the Business (other than this Agreement). Except as described on the Assets Schedule and to the best of the Sellers' knowledge, the Business' equipment and other tangible assets are in good operating condition in all material respects and are fit for use in the ordinary course of business. The Business owns, or has a valid leasehold interest in, all assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

         3E.      Subsidiaries; Investments. The Business does not own or hold any rights to acquire any shares of stock or any other security or interest in any other Person, and the Business has never had any Subsidiary.

         3F.      Financial Statements. Attached hereto as a draft (with final copies to be delivered post-closing) as the "Financial Statements Schedule" are:

         (i) the unaudited compiled balance sheet of the Business as of October 31, 1999 (the "Latest Balance Sheet") and the related statement of income for the twelve-month period then ended; and

         (ii) the unaudited compiled balance sheet of CCG, exclusive of the Business, as of October 31, 1999 and the related statement of income for the twelve-month period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, presents fairly the financial condition and results of operations of CCG and the Business, respectively, as of the dates and for the periods indicated, is consistent with the books and records of CCG or the Business, as applicable (which, in turn, are accurate and complete in all material respects), and has been prepared in accordance with tax basis accounting principles, consistently applied except as described in the notes thereto. Each of CCG and the Business maintain a set of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorization, (ii) transaction are recorded as necessary to permit preparation of financial statements in conformity with tax basis accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the

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recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to other differences.

         3G.      Absence of Undisclosed Liabilities. Except as set forth on the attached "Liabilities Schedule," the Business does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Business, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (i) liabilities set forth on the Latest Balance Sheet (including any notes thereto),
(ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and (iii) other liabilities and obligations expressly disclosed in the other Schedules to this Agreement. The Sellers acknowledge and agree that the Purchaser is not assuming any liabilities of the Business except as explicitly set forth in Section 1A and that neither the Sellers nor any third party is entitled to any payment from the Business or the Purchaser in respect of any other liabilities of the Business, whether disclosed or undisclosed.

         3H.      No Material Adverse Change. Since the date of the Latest
Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, business prospects, employee relations or customer or supplier relations of the Business taken as a whole. Since the date of the Latest Balance Sheet, no customer of the Business has provided notice that it intends to cease doing business with the Business or to materially reduce the level of business activity with the Business in the future.

         3I.      Absence of Certain Developments.

         (i) Except as expressly contemplated by this Agreement or as set forth on the attached "Developments Schedule," since the date of the Latest Balance Sheet, the Business has not:

                  (a) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

                  (b) borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                  (c) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

                  (d) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except Liens for current property taxes not yet due and payable;

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                  (e)      sold, assigned or transferred any of its tangible
assets, except in the ordinary course of business, or canceled any debts or claims;

                  (f) sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, or disclosed any proprietary confidential information to any Person;

                  (g) suffered any extraordinary losses or waived any rights of value, whether or not in the ordinary course of business or consistent with past practice;

                  (h) made capital expenditures or commitments therefor that aggregate in excess of $5,000;

                  (i) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons in excess of $5,000 in the aggregate;

                  (j) made any charitable contributions or pledges in excess of $100;

                  (k) suffered any damage, destruction or casualty loss exceeding in the aggregate $5,000, whether or not covered by insurance;

                  (l) made any Investment in or taken steps to incorporate any Subsidiary; or

                  (m) entered into any other transaction other than in the ordinary course of business.

         (ii) The Business has not at any time made any payments for political contributions or made any bribes, kickback payments or other illegal payments.

         3J.      Tax Matters.

         (i) Except as set forth on the attached "Taxes Schedule": each Seller has filed all Tax Returns which it is required to file under applicable laws and regulations; all such Tax Returns are complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations in all material respects; each Seller in all material respects has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party; CCG has reserved or otherwise has the wherewithal to pay all Taxes owed with respect to income generated by the Business prior to the Closing; no Seller has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; no Seller has incurred any liability for Taxes other than in the ordinary course of business; the federal income Tax Returns of the Sellers have never been audited; no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Sellers; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Sellers from any foreign, federal, state or local taxing authority; and there are no material unresolved questions or claims concerning the Sellers' Tax liability.

         (ii) No Seller is a party to any tax sharing agreement. Each Seller has disclosed on its federal income Tax Returns any position taken for which substantial authority (within the meaning of IRC ss.6662(d)(2)(B)(i)) did not exist at the time the return was filed. No Seller has made any payments, is not obligated to make payments and is not a party to an agreement that could obligate it to make any payments that would not be deductible under IRC ss.280G.

         (iii) "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not. "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

         3K.      Contracts and Commitments.

         (i) Except as expressly contemplated by this Agreement or as set forth on the attached "Contracts Schedule," the Business is not (and no Sellers is on behalf of the Business) a party to or bound by any written or oral:

                  (a) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                  (b) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or contract relating to loans to officers, directors or Affiliates;

                  (c) contract under which the Business has advanced or loaned any other Person amounts in the aggregate exceeding $5,000;

                  (d) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Business;

                  (e)      guarantee of any obligation;

                  (f) lease or agreement under which the Business is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $5,000;

                  (g) lease or agreement under which the Business is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Business;

                  (h) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in excess of $5,000;

                  (i) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Intellectual Property Rights);

                  (j) warranty agreement with respect to its services rendered or its products sold or leased;

                  (k)      sales, distribution or franchise agreement;

                  (l) agreement with a term of more than six months which is not terminable by the Business upon less than 30 days notice without penalty;

                  (m) contract, agreement or other arrangement with any officer, director, stockholder, employee or Affiliate, or any Affiliate of any officer, director, stockholder or employee;

                  (n) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

                  (o) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $5,000 annually.

         (ii) Except as set forth on the Contracts Schedule, all of the contracts, agreements and instruments set forth on the Contracts Schedule are valid, binding and enforceable in accordance with their respective terms. The Business has performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument to which the Business is subject; to the best of Sellers' knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Business under any contract, agreement or instrument to which the Business is subject; the Business has no present expectation or intention of not fully performing all such obligations; no Seller has any knowledge of any breach or anticipated breach by the other parties to any contract, agreement, instrument or commitment to which the Business is a party; and the Business is not a party to any materially adverse contract or commitment.

         (iii) The Purchaser's special counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the Contracts Schedule, together with all amendments, waivers or other changes thereto.

         3L.      Intellectual Property Rights.

         (i) The attached "Intellectual Property Schedule" contains a complete and accurate list of all (a) patented or registered Intellectual Property Rights owned or used by the Business, (b) pending patent applications and applications for registrations of other Intellectual Property Rights filed by or on behalf of the Business, (c) unregistered trade names and corporate names owned or used by the Business and (d) unregistered trademarks, service marks, copyrights, mask works and computer software owned or used by the Business. The Intellectual Property Schedule also contains a complete and accurate list of all licenses and other rights granted by the Business to any Seller or to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted to the Business by any Seller or by any third party to the Business with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. The Business owns all right, title and interest to, or has the right to use pursuant to a valid license, all items listed on the Intellectual Property Schedule and all Intellectual Property Rights used in, or necessary for, the operation of the business of the Business as presently conducted (collectively, all of the foregoing, the "Business Intellectual Property Rights"). No loss or expiration of any Business Intellectual Property Right or related group of Business Intellectual Property Rights is, to the best of the Sellers' knowledge, threatened, pending or reasonably foreseeable. The Business has taken all reasonable actions to maintain and protect the Business Intellectual Property Rights. To the best of the Sellers' knowledge, the owners of any Intellectual Property Rights licensed to the Business have taken all reasonable actions to maintain and protect the Intellectual Property Rights that are subject to such licenses.

         (ii) Except as set forth on the Intellectual Property Schedule, (a) the Business owns all right, title and interest in and to all of the Business Intellectual Property Rights, free and clear of all Liens, (b) there have been no claims made against the Business asserting the invalidity, misuse or unenforceability of any Business Intellectual Property Rights, and there are no grounds for the same, (c) the Business has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Seller or any third party with respect to the Business Intellectual Property Rights (including, without limitation, any demand or request that the Business license any rights from any Seller or any third party), (d) the conduct of the Business' business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of any Seller or any other Person, nor would any future conduct as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of any Seller or any other Person and (e) to the best of the Sellers' knowledge, the Business Intellectual Property Rights have not been infringed, misappropriated or conflicted by any Seller or any other Person. The transactions contemplated by this Agreement shall have no material adverse effect on the Business' right, title and interest in and to the Business Intellectual Property Rights.

         3M.      Litigation, etc. Except as set forth on the attached
"Litigation Schedule," there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Sellers' knowledge, threatened against or affecting the Business (or to the best of the Sellers' knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Business with respect to its business or proposed business activities), or pending or threatened by the Business against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement); nor has there been any such actions, suits, proceedings, orders, investigations or claims pending against or affecting the Business during the past five years; the Business is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Sellers' knowledge, any governmental investigations or inquiries; and, to the best of the Sellers' knowledge, there is no basis for any of the foregoing. The Business is not subject to any judgment, order or decree of any court or other governmental agency, and the Business has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

         3N.      Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Business of this Agreement or the other agreements contemplated hereby, or the consummation by the Business of any other transactions contemplated hereby or thereby, except as required under the Hart-Scott-Rodino Act or as expressly contemplated herein or in the exhibits hereto.

         3O.      Insurance. The insurance coverage of the Business is customary for corporations of similar size engaged in similar lines of business.

         3P.      Employees. No Seller is aware that any executive or key
employee of the Business or any group of employees of the Business has any plans to terminate employment with the Business. The Business has complied in all material respects with all laws relating to the employment of labor (including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and no

Seller is aware that the Business has any material labor relations problems (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). Neither the Business, nor, to the best of the Sellers' knowledge, any of its employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Business, except for agreements between the Business and its present and former employees.

         3Q.      ERISA.

         (i) Multiemployer Plans. The Business does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in
Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

         (ii) Retiree Welfare Plans. The Business does not maintain or have any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law).

         (iii) Defined Benefit Plans. The Business does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated.

         (iv) Defined Contribution Plans. The Business does not maintain, contribute to or have any liability under (or with respect to) any employee plan which is a tax-qualified "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

         (v) Other Plans. Other than CCG's SEP-IRA plan, a description of which has been delivered to Purchaser, the Business does not maintain, contribute to or have any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, employee health or other welfare benefit plan or other arrangement, whether or not terminated.

         (vi) The Business. For purposes of this Section 3Q, the term "Business" includes all organizations under common control with the Business pursuant to Section 414(b) or (c) of the IRC.

         3R.      Compliance with Laws. The Business has not violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Business taken as a whole, and the Business has not received notice of any such violation. The Business is not subject to, and has no reason to believe it may become subject to, any liability (contingent or otherwise) or corrective or remedial obligation arising under any federal, state, local or foreign law, rule or regulation (including the common law) relating to or regulating health, safety, pollution or the protection of the environment ("Environmental Laws"). Without limiting the generality of the foregoing, (i) the Business has obtained all permits, licenses and authorizations required under, and has complied in all respects with, all Environmental Laws, (ii) no notice has been received by the Business regarding any violation of, or any claim, liability or corrective or remedial obligation under, any Environmental Laws and (iii) no facts or circumstances exist with respect to the past or present operations or facilities of the Business which would give rise to a liability or corrective or remedial obligation under any Environmental Laws.

         3S.      Affiliated Transactions. Except as set forth on the attached
"Affiliated Transactions Schedule," no officer, director, employee, stockholder or Affiliate of the Business or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Business or has any material interest in any material property used by the Business.

         3T.      Disclosure. Neither this Agreement, nor any of the exhibits, schedules, attachments, written statements, documents, certificates or other items prepared or supplied to the Purchaser by or on behalf of the Business or the Sellers with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which the Sellers have not disclosed to the Purchaser in writing and of which any of its officers, directors or executive employees is aware and which has had or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Business taken as a whole.

         3U.      Closing Date. The representations and warranties regarding the
Business contained in this Section 3 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, the Sellers to the Purchaser shall be true and correct in all material respects on the date of the Closing as though then made.

         Section 4.        Representations and Warranties of the Purchaser.

         4A.      Organization, Corporate Power and Licenses. The Purchaser is a
corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Purchaser possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

         4B.      Authorization; No Breach. The execution, delivery and
performance of this Agreement and all other agreements contemplated hereby to which the Purchaser is a party have been duly authorized by the Purchaser. This Agreement and all other agreements contemplated hereby to which the Purchaser is a party each constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms. The execution and delivery by the Purchaser of this Agreement, and all other agreements contemplated hereby to which the Purchaser is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Purchaser's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the charter or bylaws of the Purchaser, or any law, statute, rule or regulation to which the Purchaser is subject, or any agreement, instrument, order, judgment or decree to which the Purchaser is subject.

         4C.      Brokerage. There are no claims for brokerage commissions,
finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Purchaser. The Purchaser shall pay, and hold each Seller harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

         4D.      Financial Statements. Purchaser has filed with the Securities and Exchange Commission the audited balance sheet of the Purchaser as of December 31,1999 and the related statement of income for the twelve-month period then ended and the unaudited balance sheet and the related statement of income for the nine-month period then ended. Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Purchaser (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with generally accepted accounting principles, consistently applied except as described in the notes thereto and except, in the case of unaudited financial statements, for the absence of footnote disclosure.

         4E.      Authorization and Issuance of Shares. The Shares have been duly authorized and, when issued and delivered against payment therefor (by delivery of the Purchased Assets and the satisfaction of certain other conditions set forth in this Agreement), will be validly issued, fully paid and nonassessable. The Shares will be issued in the name of CCG and as such CCG shall be the owner of record of the Shares.

         4F.      Closing Date. The representations and warranties regarding the
Purchaser contained in this Section 4 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, the Purchaser to the Sellers shall be true and correct in all material respects on the date of the Closing as though then made.

         Section 5.        Definitions.

         5A.      Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

         "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

         "Indebtedness" means at a particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

         "Intellectual Property Rights" means all of the following which are owned by any Sellers and used in connection with the Business (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, Internet domain names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) and (vii) copies and tangible embodiments thereof (in whatever form or medium).

         "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

         "IRC" means the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

         "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Business or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Business under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Revenue" means net revenue recognized on an accrual basis in accordance with generally accepted accounting principles, consistently applied.

         "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

         "Securities and Exchange Commission" includes any governmental body or agency succeeding to the functions thereof.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability Business, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

         Section 6.        Miscellaneous.

         6A.      Indemnification.

         (i) General. In consideration of the Purchaser's execution and delivery of this Agreement and acquiring the Purchased Assets hereunder and in addition to all of the Sellers' other obligations under this Agreement, each Seller shall defend, protect, indemnify and hold harmless the Purchaser and all of its officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the breach of any representation or warranty of the Sellers contained in this Agreement, (ii) the loss or expiration of any Business Intellectual Property Right or related group of Business Intellectual Property Rights other than such loss or expiration as is primarily caused by an event or events or an act or omission occurring after the Closing, or (iii) the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto. Sellers shall, however, by responsible only for damages suffered or incurred by Purchaser if such damages exceed in the aggregate $20,000 (in which case Sellers shall be liable back to the first dollar). Purchaser's total indemnification obligation under this Section 6A shall be limited to the Purchase Price. For purposes of calculating the foregoing limitation on indemnity and Sellers' satisfaction of their indemnification obligations, each Share issued to CCG shall be valued at the closing price of the Purchaser's common stock on the Nasdaq National Market on the date of its issuance. Sellers shall satisfy their indemnification obligations under this Section 6A first in cash in an amount up to the amount of cash received by Sellers from Purchaser hereunder and second, at Sellers' option, by cash or delivery of Shares received by Sellers hereunder, with delivery to be made of Shares issued at the lowest price first and provided, that, if Sellers are no longer in possession of such Shares, Sellers shall deliver cash for the remainder of their indemnification obligation, subject to the limits set forth in the previous two sentences. For the avoidance of doubt, the term "Indemnified Liabilities" (i) shall include any diminution in the value of the Purchased Assets as a result of any of the foregoing and (ii) shall be computed net of any insurance recoveries to the extent actually received. To the extent that the foregoing undertaking by the Sellers may be unenforceable for any reason, the Sellers shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         (ii) Matters Involving Third Parties.

                  (A) If any third party shall notify any Indemnitee with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the Sellers, then the Indemnitee shall promptly notify the Sellers thereof in writing; provided, however, that no delay on the part of the Indemnitee in notifying the Sellers shall relieve the Sellers from any obligation hereunder unless (and then solely to the extent) the Sellers thereby are prejudiced.

                  (B) The Sellers will have the right to defend the Indemnitee against the Third Party Claim with counsel of its choice satisfactory to the Indemnitee so long as (1) the Sellers notify the Indemnitee in writing within 15 days after the Indemnitee has given notice of the Third Party Claim that the Sellers will indemnify the Indemnitee from and against the entirety of any Indemnified Liabilities the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (2) the Sellers provide the Indemnitee with evidence acceptable to the Indemnitee that the Sellers will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (4) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (5) the Sellers conduct the defense of the Third Party Claim in a reasonable manner.

                  (C) So long as the Sellers are conducting the defense of the Third Party Claim in accordance with Section 6A(ii)(B) above, (1) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (2) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Sellers (not to be withheld unreasonably), and
         (3) the Sellers will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (not to be withheld unreasonably). In the event any of these conditions is or becomes unsatisfied, however, (X) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Sellers in connection therewith), (Y) the Sellers will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (Z) the Sellers will remain responsible for any Indemnified Liabilities the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6A.

                  6B.      Remedies. The Purchaser shall have all rights and
remedies set forth in this Agreement and any additional rights Purchaser may have by operation of law. Without limiting the foregoing, Purchaser shall have the right, after 15 days written notice, to set-off any additional payments (including the issuance of Shares) to be made to the Sellers against any amounts owed by any Seller to the Purchaser under this Agreement. In the event Purchaser wrongfully sets-off amounts owed to Sellers under this Section 6B, Purchaser shall be liable to Seller for interest accrued during the period commencing on the date such set-off occurs and ending on the date Purchaser repays such erroneous amounts at a rate equal to the prime rate of interest then in effect plus 100 basis points plus attorneys fees and other costs of collection of such amounts. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                  6C.      The Sellers' Investment Representations. In
connection with the issuance of the Shares to CCG hereunder, each Seller represents and warrants to the Purchaser that:

                  (i) The Shares to be issued pursuant to this Agreement shall be acquired for each Seller's own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Shares shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

                  (ii) The Shares have not been registered under the Securities Act and may not be sold or transferred in the absence of an effective registration statement under the Securities Act or an exemption from registration thereunder. All certificates evidencing the Shares shall bear the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON DECEMBER 17, 1999, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER."

                  (iii) Each Seller is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act and is sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the Shares. Each Seller is able to bear the economic risk of his or its investment in the Shares for an indefinite period of time.

                  (iv) Each Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Shares hereunder and has had full access to such other information concerning the Purchaser as he or it has requested. Each Seller has reviewed, or has had an opportunity to review, a copy of the this Agreement and each Seller is familiar with the transactions contemplated hereby. Each Seller has also reviewed, or has had an opportunity to review, all material filed by the Purchaser with the Securities Exchange Commission under Securities Act and under the Exchange Act of 1934, as amended.

                  6D.      Consent to Amendments. This Agreement may only be
amended with the prior written consent of each party affected by such amendment.

                  6E.      Survival of Representations and Warranties. All
representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Purchaser or on its behalf, for a period of twenty-four (24) months, except that the representations and warranties contained in Section 3A through 3D shall survive indefinitely and the representations and warranties contained in Section 3J shall survive for the applicable statute of limitations. Claims for indemnification under Section 6A may only be made with respect to breaches of representation and warranty and other breaches of provisions of this Agreement which occur during the first 24 months after the date of this Agreement, provided, however, that claims for indemnification under Sections 6(C), 6(E), 6(F) and 6(G) shall not be so limited.

                  6F.      Non-Solicitation; Non-Disclosure. From and after the
date of this Agreement and continuing during the period that George Scholomite is employed by the Purchaser and for two years thereafter, no Seller shall: (i) solicit any inquiries or make any proposal or offer with respect to the Business or the Business Intellectual Property Rights;(ii) engage in any negotiations concerning, or provide any information or data to any third party (other than a third party approved by the Purchaser in writing) relating to the Business or the Business Intellectual Property Rights; or (iii) disclose the existence of this Agreement, the terms and conditions herein, the parties' negotiations concerning the Agreement, or the exploitation of the subject matter of the Agreement. In addition, none of the Sellers shall, directly or indirectly, through another person or entity (i) induce or attempt to induce any employee of the Purchaser to leave the employ of the Purchaser, or in any way interfere with the relationship between the Purchaser and any employee thereof, (ii) hire any person who was an employee of the Purchaser at any time during such period or
(iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Purchaser to cease doing business with the Purchaser, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Purchaser (including, without limitation, making any negative or disparaging statements or communications regarding the Purchaser)

                  6G.      Non-Competition. For a period beginning on the date
of this Agreement and continuing during the period that George Scholomite is employed by the Purchaser and for two years thereafter, each Seller shall not participate, directly or indirectly, in the design, development, promotion, marketing, distribution or licensing of any product or service that may compete with the Business in the continental United States, including without limitation, providing any product or service to any third party (other than a third party approved by the Purchaser in writing) that engages in any of the foregoing. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6G is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closes to expressing the intention of the invalid or unenforceable term or provision, and this

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



Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  6H.      Protection of Confidential Information. Each Seller
hereby acknowledges the competitive value and proprietary nature of the Business' Confidential Information and that damage would result to the disclosing party if any of such Confidential Information is used or disclosed in violation of this Agreement. Accordingly, each Seller hereby agrees that from and after the date of this Agreement, it shall not use any Confidential Information for itself or for any third party, in any way; it shall use its best efforts and utmost diligence to safeguard any Confidential Information it may have and to protect both against disclosure, misuse, espionage, loss, and theft; and it shall keep and maintain in strict confidence and shall not disclose to any third party such Confidential Information, except as may be authorized in writing by the disclosing party. Internal dissemination of the Confidential Information by any Seller shall be limited to those employees whose duties justify their need to know such and then only on the basis of a clear understanding by those employees of their obligation to maintain the confidential nature of such in accordance with the terms of this Agreement. "Confidential Information" means any and all information (whether or not specifically labeled or identified as confidential, and whether in a written, oral, visual or other form or medium), as well as any product samples, or any other tangible embodiments, including but not limited to any of the foregoing related in any way to the Business or its affiliates, suppliers, distributors, customers, or contractors. Each Seller hereby acknowledges and agrees that a breach of this Section 6H will result in immediate and irreparable harm to the Purchaser. Further, each Seller acknowledges and agrees that there is no adequate remedy at law for such a breach and that in the event of such a breach the Purchaser shall be entitled to equitable relief by way of temporary and permanent injunctions and such other and further relief as any court with jurisdiction may deem just and proper, all without any requirement that such Seller may waive or otherwise cause not to be required by the court that would otherwise obligate the Purchaser to give advance notice, to post security, or to give a surety bond.

                  6I.      Successors and Assigns. The Purchaser may assign or
otherwise transfer this Agreement, and such agreement shall be binding upon any assign of, or successor to, the Purchaser; provided, however, that in the event of an assignment, the Purchaser shall remain liable under this Agreement in the event and to the extent the assignee fails to perform the Purchaser's obligations hereunder. In this regard, such assignment or other transfer shall in no way adversely affect the rights of the Purchaser or the duties of the Sellers under this Agreement. The Sellers may not assign this Agreement without the Purchaser's prior written consent, which shall not be unreasonably withheld. This Agreement shall inure to the benefit of, and shall bind the heirs and permitted successors and assigns of the respective parties.

                  6J.      Severability. Whenever possible, each provision of
this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.


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



                  6K.      Counterparts. This Agreement may be executed
simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                  6L.      Descriptive Headings; Interpretation. The descriptive
headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

                  6M.      GOVERNING LAW. ALL OTHER ISSUES AND QUESTIONS
CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

                  6N.      Notices. All notices, demands or other communications
to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each party at the addresses indicated below:

If to the Purchaser:

                      HeadHunter.NET, Inc.
                      6410 Atlantic Boulevard, Suite 160
                      Norcross, Georgia 30071
                      Attn: President
                      Telephone: (770) 349-2400
                      Telecopy: (770) 349-2401

If to the Sellers:

                      c/o Chicago Computer Guide, Inc.
                      954 West Washington Street, 5th Floor
                      Chicago, Illinois 60607
                      Attn: George Scholomite
                      Telephone: (312) 432-1662
                      Telecopy: (312) 432-0022

         With a copy to:

                      Much, Shelist, Freed, Denenberg, Ament & Rubenstein, P.C. 200 N. LaSalle Street, Suite 2100

                      Chicago, Illinois 60601
                      Attn: Jeffrey C. Rubenstein

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

                                     * * * *


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


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                            HEADHUNTER.NET, INC.


                                            By /s/ Craig Stamm
                                               --------------------------------
                                               Name: Craig Stamm
                                               Title: VP Business Development


                                            GEORGE SCHOLOMITE


                                            By /s/ George Scholomite
                                               --------------------------------
                                               Name: George Scholomite


                                            CHICAGO COMPUTER GUIDE, INC.


                                            By /s/ George Scholomite
                                               --------------------------------
                                               Name: George Scholomite
                                               Title: President




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